Exhibit 13
906 Certification
     The certification set forth below is being submitted in connection with the Annual Report of Canon Inc. on Form 20-F for the year ended December 31, 2009 (the “Report”) for the purpose of complying with Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code.
     Fujio Mitarai, Chairman and CEO of Canon Inc., and Toshizo Tanaka, Executive Vice President and CFO of Canon Inc., each certifies that, to the best of his knowledge:
1.	the Report fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and

2.	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Canon Inc. and its subsidiaries.

Name:	/s/ Fujio Mitarai
Fujio Mitarai
Chairman and CEO March 30, 2010

Name:	/s/ Toshizo Tanaka
Toshizo Tanaka
Executive Vice President and CFO March 30, 2010